Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohlberg & Company to Acquire Cellu Paper Holdings, Inc.

East Hartford, Conn. – June 15, 2005—Cellu Paper Holdings, Inc. (“Cellu Paper”) announced that it has entered into an Agreement and Plan of Merger with an affiliate of Kohlberg & Company, a Mt. Kisco New York-based private equity firm (“Kohlberg”), pursuant to which Kohlberg will acquire Cellu Paper for total consideration (including assumption of debt) of approximately $276 million, subject to certain adjustments.  Cellu Paper, which is controlled by an affiliate of Charterhouse Group, Inc., a New York-based private equity firm (“Charterhouse”), is the parent company of Cellu Tissue Holdings, Inc. (“CELTIS”).  CELTIS is an established leader in the manufacturing of high-quality paper and tissue grades used in business-to-business and consumer applications.

Kohlberg plans to effect the acquisition by combining the operations of CELTIS with Thilmany, LLC (“Thilmany”), the newly named business which Kohlberg recently purchased from International Paper Company. Thilmany manufactures and converts lightweight packaging, pressure sensitive and industrial papers such as laminations, grease resistant packaging, interleaving applications, pressure sensitive and medical products.  In 2004, Thilmany generated approximate net sales of $458 million.  The combined company will have net sales of approximately $800 million and will be a key participant in both the specialty paper and tissue markets.  Through the combination, the companies expect to realize significant efficiencies and improved operational performance.  The parties expect to consummate the acquisition in the third calendar quarter of 2005, subject to various closing conditions and regulatory approval.

As part of the financing of the acquisition, Kohlberg intends to leave CELTIS’s existing $162 million of 9.75% senior secured notes outstanding, subject to the right of noteholders to put the senior secured notes at a price of 101%. In addition, Kohlberg and other investors will contribute approximately $120 million of equity to support the transactions.  Another affiliate of Charterhouse will be a significant investor in the new entity.

JPMorgan and William Blair & Company were the financial advisors to Cellu Paper on the transaction while Proskauer Rose LLP was legal advisor to Cellu Paper.

Founded in 1987, Kohlberg & Company is a private equity firm with offices in Mt. Kisco, New York and Palo Alto, California. Together with its affiliates, Kohlberg manages more than $3.7 billion of capital. Through its affiliates, Kohlberg has completed over 75 acquisitions and recapitalization transactions in a variety of industries, including a focus on investments in the manufacturing, healthcare, consumer products and service industries.

Charterhouse Group, Inc. is a New York-based private equity firm with over three decades of experience in building leading middle-market companies.  Since its inception in 1973, the firm has completed investments in over 90 platform companies with a focus in the business services, healthcare services and consumer sectors.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding the benefits of the acquisition and future financial and operating results. All forward-looking statements included in this document are based upon information available to Cellu Paper as of the date hereof, and Cellu Paper assumes no obligation to update any such forward-looking statement. Cellu Paper cautions you that any forward looking information is not a guarantee of future performance.  Actual results could differ materially from current expectations.  In addition, there can be no assurances that the acquisition will be completed.